                                                                                                                                    Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Linda Magee 206-269-8514 ir@sbxhi.com

SeaBright Holdings Elects New Director

Seattle, WA – December 28, 2011 – SeaBright Holdings, Inc. (NYSE:SBX) announced today that it has expanded its Board of Directors and appointed Clifford Press to fill the resulting vacancy effective as of December 23, 2011. Mr. Press is a managing member of Oliver Press Partners, LLC, a New York based investment fund. John Pasqualetto, Chairman, President and Chief Executive Officer of the Company, stated that “OPP has a long history of working on behalf of shareholders. We welcome Mr. Press to the Board. Given his depth of experience and knowledge, we believe he will prove to be a valuable addition for all shareholders.”

Mr. Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005. Prior to 1986 he was employed as an investment banker at Morgan Stanley & Co., Incorporated. From 1986 to March 2003, Mr. Press was a General Partner of Hyde Park Holdings, Inc., a private equity investment firm. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School. He is also a director of GM Network Ltd., a private holding company providing Internet-based digital gold currency services.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.
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